                              TAX SHARING AGREEMENT

     TAX SHARING AGREEMENT (the "Agreement"), made as of the 25th day of February, 1999 by and among Triarc Companies, Inc., a Delaware corporation ("TRI"), Triarc Consumer Products Group, LLC ("TCPG") a Delaware limited liability company, and, Triarc Beverage Holdings Corp. ("TBHC"), Snapple Beverage Corp. ("Snapple"), Mistic Brands, Inc. ("Mistic"), Cable Car Beverage Corp. ("Cable Car"), RC/Arby's Corp. ("RCAC"), Royal Crown Company, Inc. ("RCCI"), Arby's, Inc. ("Arby's"), each a Delaware corporation and ARHC, LLC ("ARHC"), a Delaware limited liability company..

     TRI is the common parent of an affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")) of corporations (collectively the "TRI Group") and files consolidated federal income tax returns on the basis of a taxable year consisting of 52 or 53 weeks ending on the Sunday closest to December 31st on behalf of itself and all other members of the TRI Group.

     TRI and TBHC are parties to a tax sharing agreement dated as of May 22, 1997, as amended as of August 15, 1998, that includes Snapple, Mistic and Cable Car. TRI and RCAC are parties to a tax sharing agreement dated as of April 23, 1993, as amended as of October 3, 1994. (Collectively, the tax sharing agreements are referred to as the "Prior Agreements".) TRI and ARHC, as successor by merger to Arby's Restaurant Holding Company, Arby's Restaurant Development Corporation and Arby's Restaurant Operations Company, each a Delaware corporation, are parties to a letter agreement dated April 30, 1997 (the "Letter Agreement").

     TCPG is a limited liability company that is treated as a division of TRI for federal income tax purposes.

     Each of TRI and TCPG desires to provide, from and after the date hereof (the "Effective Date"), for payment on behalf of TCPG (or any successor thereto) and any direct or indirect subsidiaries of TCPG that may now or after the Effective Date be included in the TRI Group (the "TCPG Subsidiaries") (hereinafter, TCPG and the TCPG Subsidiaries (if any) are sometimes collectively referred to as the "TCPG Group") to TRI of the amounts payable by the TCPG Group in respect of federal income taxes and of certain state and local taxes and for payments by TRI to TCPG as provided herein, determined in each case as if TCPG was a corporation.

     Accordingly, the parties to this Agreement agree as follows:

     1.  Treatment of  TCPG/Agreement  to Join in  Consolidated
Returns

     1.1 For purposes of this Agreement, TCPG shall be treated as a separate, corporate member of the TRI Group.

     1.2 TCPG agrees to cause the other members of the TCPG Group to join with TRI in any consolidated federal income tax return ("Consolidated Return") for any taxable year for which TRI files a Consolidated Return that includes such other member of the TCPG Group.

     1.3 TCPG, on behalf of itself and the other members of the TCPG Group, hereby irrevocably designates TRI as its agent for the purpose of taking any and all actions necessary or incidental to the filing of Consolidated Returns. TCPG agrees to furnish, and to cause the TCPG Subsidiaries to furnish, TRI with any and all information requested by TRI in order to carry out the provisions of this Agreement; to cooperate, and to cause the TCPG Subsidiaries to cooperate, with TRI in filing any return or consent contemplated by this Agreement; to take such actions, and to cause the TCPG Subsidiaries to take such actions, as TRI may request, including, but not limited to, the filing of all elections and the filing of requests for the extension of time within which to file tax returns; and to cooperate, and to cause the TCPG Subsidiaries to cooperate, in connection with any refund claim.

     1.4 In each taxable year ending after the Effective Date, TCPG shall make or cause any of the TCPG Subsidiaries to make payment to TRI of an amount in respect of federal income taxes of the TCPG Group for such taxable year, determined in accordance with Section 2 hereof, and TRI shall have the sole responsibility for making any required payments to the Internal Revenue Service (the "Service") in satisfaction of the consolidated federal income tax liability of the TCPG Group for such year. For each quarter of each fiscal year ending after the Effective Date, TCPG shall make or cause any of the TCPG Subsidiaries to make payment to TRI of a portion of the amount required to be paid pursuant to Section 2 hereof equal to the amount of the installment payment of estimated income tax TCPG would be required to make on behalf of the TCPG Group to the Service for such quarter under Section 6655 of the Code no later than five business days prior to the date upon which TCPG would be required to make such payment to the Service. Promptly following the close of each fiscal year ending after the Effective Date, TCPG shall pay or cause any of the Subsidiaries to pay to TRI the excess, if any, of the amount payable with respect to such taxable year, determined in accordance with Section 2 hereof, over the aggregate of all amounts previously paid pursuant to this Section 1.4 by or on behalf of TCPG to TRI with respect to such taxable year. Each member of the TCPG Group shall be jointly and severally liable for any payments due TRI by TCPG under this Agreement. If TRI fails to file a Consolidated Return that includes the TCPG Group for any taxable year for which TCPG has made or caused to be made a payment or payments pursuant to this
Section 1.3, TRI shall promptly refund such payment or payments.

     1.5 The amount of any overpayment or underpayment made pursuant to Section
1.4 hereof shall be credited against or added to, as the case may be, the amount otherwise required to be paid for the fiscal quarter within which the amount of such overpayment or underpayment first becomes reasonably ascertainable; provided, however, that, upon TCPG providing to TRI all information required by the Service (including supporting schedules) after the close of any taxable year but within the period described in section 6425(a)(1) of the Code, TRI shall repay to or on behalf of TCPG, within the period described in section 6425(b)(1) of the Code, the amount of any net remaining overpayment of consolidated tax liability of the TCPG Group for such year.

     1.6 Except for the payments required under this Agreement, TRI agrees to indemnify and hold harmless the TCPG Group against and from any claims of liability for federal income tax, interest thereon, and penalties with respect thereto asserted by the Service, arising from any taxable period for which this Agreement is in effect, provided, however, that no such indemnification shall be made to the extent that TCPG has failed to make or cause to be made any payments required to be made to TRI in respect of such liability under the provision of this Agreement.

     1.7 TCPG shall cooperate, and cause the TCPG Subsidiaries to cooperate, fully with TRI in any audit or any proceeding relating to any Consolidated Return and shall pay an appropriate share of the expenses of any such audit or other proceeding. TRI shall have sole control over and discretion as to the undertaking, conduct, settlement or other disposition of any tax controversy arising out of any Consolidated Return filed by TRI.

     2. Computation of Tax Liability of the TCPG Group

     For the first taxable year ending after the Effective Date, and for each subsequent taxable year of the TRI Group for which this Agreement remains in effect, TCPG shall pay or cause to be paid to TRI (in the manner provided in Section 1.4 hereof), on behalf of itself and any members of the TCPG Group, an amount equal to the federal income tax liability that would have been payable by the members of the TCPG Group for such year, determined as if TCPG had filed a separate, consolidated federal income tax return for such year and all prior years for which the Agreement was in effect on behalf of itself and all TCPG Subsidiaries that were includible corporations (within the meaning of section 1504(a)(1) of the Code) in the TCPG Group for such year, computed in accordance with the actual elections, conventions and other determinations with respect to the TCPG Group reflected in the Consolidated Return filed by TRI; provided, however, that (i) any item of income or loss of a member of the TCPG Group that is treated as deferred on the Consolidated Return filed by TRI (e.g., gain or loss on an intercompany transaction between a member of the TCPG Group and TRI that is deferred pursuant to section 1.1502-13 or 1.1502-13T of the regulations) shall be taken into account in computing taxable income of the TCPG Group for purposes of this Agreement only at such time and in such amount as such item is actually taken into account on the Consolidated Return filed by TRI; and (ii) the following items shall be disregarded: (a) losses, credits and overpayments of any member of the TCPG Group carried over from 1998 or prior years; (b) deductions with respect to the write-off of call premiums and debt issuance expenses on indebtedness of members of the TCPG Group that was outstanding prior to the Effective Date; (c) deductions with respect the exercise or payment in cancellation of stock options of TRI; and (d) any losses with respect to any investment made prior to the Effective Date in Chesapeake Insurance Company Limited by a member of the TCPG Group. If TCPG shall be the sole member of the TCPG Group for any year (or portion thereof), the payment required to be made by or on behalf of TCPG pursuant to this Section 2 shall be determined as hereinbefore provided in this Section, but as if TCPG had filed a separate income tax return for such year (or portion thereof). Any amount payable by or on behalf of TCPG pursuant to this
Section 2 shall be allocated among the members of the TCPG Group as directed by TCPG. Payments made by TCPG or on behalf of TCPG by the TCPG Subsidiaries pursuant to this Section and Section 1.3 above shall be in lieu of any other payment by the TCPG Group (or any member thereof) on account of its share, if any, of the consolidated federal income tax liability of the TRI Group for such taxable year. Except as hereinbefore provided with respect to deferred transaction, payments made for any taxable year by TCPG pursuant to this Section 2 shall be made without regard to the actual consolidated federal income tax liability, if any, of the TRI Group for such taxable year.

     3.   Adjustments

          Any adjustment of income, deduction, or credit that results after the taxable year in question by reason of any carryback, amended return, claim for refund, or audit shall be given effect by redetermining amounts payable and reimbursable hereunder for such taxable year (and other taxable years, where appropriate) for which the Agreement is in effect as if such adjustment had been part of the original determination hereunder, with interest payable (by TCPG or TRI, as the case may be) in the amounts provided in section 6621 of the Code and penalties thereon payable only to the extent that penalties are actually paid by TRI to any taxing authority with respect to such adjustment. Except with respect to any required adjustment in accordance with Sections 1.3, 1.4, 2 and 3 hereof, any increases in the consolidated federal income tax liability (including interest and penalties) of the TRI Group shall be the sole responsibility of TRI and any refunds of consolidated federal income taxes previously paid shall be the sole property of TRI.

     4.   Payment for Tax Benefits of Members

     The TCPG Group shall be entitled to a refund of federal income taxes previously paid to TRI pursuant to this Agreement computed in the manner described in Section 2 hereof as a result of any consolidated net operating losses, net capital losses or tax credits claimed by the TCPG Group for any taxable year for which this Agreement is in effect (provided such losses or credits are not in fact utilized in a taxable year in which this Agreement is not in effect), determined as if TCPG had filed a separate consolidated federal income tax return for such year on behalf of itself and all the TCPG Subsidiaries that were includible corporations in the manner described in
Section 2 above (any such loss or credit being referred to herein as a "TCPG Group Loss" and any such entitlement to a refund being referred to herein as a "TCPG Group Benefit"), that would otherwise have been available to the TCPG Group by reason of a carryback of such TCPG Group Loss, determined in accordance with the actual election under Section 172 (b) (3) of the Code reflected in the Consolidated Return filed by TRI, provided TCPG furnishes to TRI all information required by the Service (including supporting schedules) within the period described in section 6411(a) of the Code, and TRI shall pay the amount of such TCPG Group Benefit to TCPG, within the period described in section 6411(b) of the Code. If TCPG shall be the sole member of the TCPG Group for any year, the payment of the TCPG Group Benefit to TCPG pursuant to this Section 4 shall be determined as hereinbefore provided in this Section, but as if TCPG had filed a separate income tax return for such year. The portion of such TCPG Group Loss (if any) that is not carried back shall be carried forward to the extent otherwise permitted by the Code in computing the liability of the TCPG Group pursuant to Section 2 above.

     5.   State Taxes

     5.1 TCPG agrees at the request of TRI to join, and to cause the TCPG Subsidiaries to join, TRI or any direct or indirect subsidiary of TRI in any consolidated or combined state or local income or franchise tax return ("Combined Return") for any taxable year for which TRI or any direct or indirect subsidiary of TRI files a Combined Return that may include TCPG or any of the TCPG Subsidiaries.

     5.2 If, at any time from and after the Effective Date, the liability for any state or local income or franchise taxes of (i) TCPG or any of the TCPG Subsidiaries and (ii) TRI or any other direct or indirect subsidiary of TRI is determined on a consolidated or combined basis, this Agreement shall be applied in like manner to all matters relating to such taxes; provided, however, that the liability of the TCPG Group with respect to a Combined Return shall be at least equal to any increase in taxes resulting from the inclusion of TCPG or any of the TCPG Subsidiaries in such Combined Return.

     5.3 In the event that, as of any date, any party would cease to be described in Section 5.2 of this Agreement, Section 9 of this Agreement shall be applied, as of such date, with respect to such party in like manner to all matters relating to such return and all previous comparable returns.

     6.   Prior Agreements/Letter Agreement

          The terms of the Prior Agreements shall continue to apply to determine amounts to be paid by, or to TRI, TBHC and RCAC after the Effective Date of this Agreement with respect to taxable periods ending prior to the Effective Date of this Agreement, provided, however, that the provisos in the first sentence of
Section 2 of this Agreement shall apply. From and after the Repayment Date, TRI shall have no obligations of any kind with respect to the Letter Agreement including, without limitation, any such obligations incurred by TRI prior to such Repayment Date.

     7.   Disputes

     In the event of a disagreement between TRI and TCPG with respect to any determination required to be made pursuant to this Agreement, the determination of the Chief Financial Officer of TRI, in the absence of manifest error, shall be conclusive.

     8.   Effective Date

     This Agreement shall be effective for the taxable years of TRI, TCPG and the TCPG Subsidiaries ending after the Effective Date in which TRI files a Consolidated Return that includes TCPG, unless terminated by mutual agreement of the parties and the first year shall commence January 4, 1999. Notwithstanding the foregoing, this Agreement shall not be binding with respect to RCAC and its subsidiaries, and RCAC and its subsidiaries shall have no obligations hereunder, until the date of the repayment of the RCAC 9 3/4% Senior Secured Notes due
2000 (the "Repayment Date").

     9.   Termination

     In the event that any party ceases to be a member of the TCPG Group or of the TRI Group (the "Former Member") (the date of such cessation being the "Termination Date"):

          (a) the rights and obligations of the Former Member under this Agreement with respect to Federal income tax matters for all tax periods or portions thereof subsequent to the Termination Date shall terminate; and

          (b) except as otherwise agreed to by TRI, the rights and obligations of the Former Member with respect to Federal income tax matters for all tax periods or portions thereof through the Termination Date shall continue in full force and effect; provided that the obligations of the Former Member to make payments or the rights of such Former Member to receive refunds shall be limited to payments or refunds attributable to such Former Member.

     10.  Captions

     All Section captions contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement.

     11.  Counterparts

     This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     12.  Amendment; Waiver

     This Agreement may be amended, modified, superseded, cancelled or extended, and the provisions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

     13.  Governing Law

     This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of laws rules thereof.

     14.  Successors and Assigns

     This Agreement shall be binding upon, and shall inure to all the benefits of, the parties hereto and their respective successors and assigns.

     15.  Notices

     Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or overnight express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed by overnight mail, the day after the date of deposit with a reputable courier service, or if mailed by non-overnight certified or registered mail, five days after the date of deposit in the United States mails, as follows:

          (i)  if to TRI to:

          Triarc Companies, Inc.
          280 Park Avenue
          New York, NY 10017
          Attention:  Executive Vice President
                      and General Counsel
          Facsimile:  (212) 451-3216

          (ii) if to TCPG to:

          Triarc Consumer Products Group, LLC
          280 Park Avenue
          New York, NY 10017

          Attention:  Chief Financial Officer
          Facsimile:  (212) 451-3216

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

          IN WITNESS WHEREOF, TRI and TCPG have executed this Agreement as of the day and year first above written.



TRIARC COMPANIES, INC.                         TRIARC CONSUMER PRODUCTS
                                               GROUP, LLC

By: /s/ JOHN L. BARNES, JR.                    By: /s/ FRANCIS T. MCCARRON
    ...................................           ....................................
    Name:  John L. Barnes, Jr.                     Name:  Francis T. McCarron
    Title: Executive Vice President                Title: Senior Vice President
                                                          --Taxes


SNAPPLE BEVERAGE CORP.                         MISTIC BRANDS, INC.


By: /s/ FRANCIS T. MCCARRON                    By: /s/ FRANCIS T. MCCARRON
    ...................................            ....................................
    Name:  Francis T. McCarron                     Name:  Francis T. McCarron
    Title: Senior Vice President--Taxes            Title: Senior Vice President--Taxes


TRIARC BEVERAGE HOLDINGS                       CABLE CAR BEVERAGE
CORP.                                          CORPORATION


By: /s/ FRANCIS T. MCCARRON                    By: /s/ FRANCIS T. MCCARRON
    ...................................            ....................................
    Name:  Francis T. McCarron                     Name:  Francis T. McCarron
    Title: Senior Vice President--Taxes            Title: Senior Vice President--Taxes




RC/ARBY'S CORPORATION                          ROYAL CROWN COMPANY, INC.


By: /s/ CURTIS S. GIMSON                       By: /s/ FRANCIS T. MCCARRON
    .....................................          ....................................
    Name:  Curtis S. Gimson                        Name:  Francis T. McCarron
    Title: Senior Vice President, General          Title: Senior Vice President--Taxes
           Counsel and Secretary



ARBY'S, INC.                                   ARHC, LLC


By: /s/ FRANCIS T. MCCARRON                    By: /s/ JOHN L. BARNES, JR.
    ..................................             ....................................
    Name:  Francis T. McCarron                     Name:  John L. Barnes, Jr.
    Title: Senior Vice President--Taxes            Title: Executive Vice President
                                                          and Chief Financial Officer
